Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 18, 2019 (the “Effective Date”) by and among William Lyon Homes, a Delaware corporation (“Parent”), William Lyon Homes, Inc., a California corporation (the “Company”), and Matthew R. Zaist, an individual (“Executive”) (collectively the “Parties” and individually a “Party”), with respect to the following facts and circumstances:

RECITALS

A.    Executive currently holds the position of President and Chief Executive Officer of the Company and Parent, and is employed on the terms and conditions of that certain Employment Agreement dated March 31, 2015 (the “Prior Agreement”).

B.    The Company and Executive have agreed to enter into this Employment Agreement, which supersedes and replaces the Prior Agreement, pursuant to which Executive shall continue to serve as President and Chief Executive Officer of the Company under the terms and conditions set forth in this Agreement.

C.    The Company is a wholly owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1    Employment. The Company agrees to continue to employ Executive in the capacity as President and Chief Executive Officer of the Company and Parent, pursuant to the terms and conditions set forth in this Agreement (which supersedes and replaces the Prior Agreement), and Executive hereby accepts such employment by the Company upon the terms and conditions herein.

1.2    Term. The term of Executive’s employment by the Company hereunder (the “Term”) shall be for a period commencing January 1, 2019 through December 31, 2021. Immediately prior to the end of each then-applicable Term, the Term shall automatically renew for a successive additional one (1) year period unless, no later than ninety (90) days prior to the end of the otherwise applicable Term either Party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case this Agreement will terminate at the end of the then-applicable Term. Notwithstanding the foregoing, Executive’s employment hereunder may be terminated earlier in accordance with the provisions of Article 6.

ARTICLE 2

DUTIES OF EXECUTIVE

2.1    Duties. During the Term, Executive shall serve as President and Chief Executive Officer of the Company and Parent and shall report directly to Parent’s Board of Directors (the “Board”). In such capacity, Executive shall have the duties, functions, responsibilities, and authority customarily appertaining to that position and shall have such other duties, functions, responsibilities, and authority consistent with such position as are from time to time delegated to him by the Board. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall, in all material respects, at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is, or reasonably should be, aware. Executive may rely on any guidance provided to the Company by its counsel or advisors. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time and of which Executive is, or reasonably should be, aware; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.

2.2    Location of Services. Executive’s principal place of employment shall be at 4695 MacArthur Court, Newport Beach, California or, subject to Section 6.3, such location as shall be designated by the Board. Executive understands he will be required to travel to the Company’s various operations in connection with his duties and responsibilities under this Agreement, to the extent such travel is reasonably requested by the Board from time to time.

2.3    Exclusive Service. Except as otherwise expressly provided herein, Executive shall devote his entire business time, attention, energies, skills, learning and best efforts to the business of the Company. Executive may participate in social, civic, charitable, religious, business, educational or professional associations so long as such participation does not materially interfere with the duties and obligations of Executive hereunder. This Section 2.3 shall not be construed to prevent Executive from making passive outside investments so long as such investments do not require material time of Executive or otherwise materially interfere with the performance of Executive’s duties and obligations hereunder and Executive shall not make any investment in an enterprise that competes with the Company without the prior written approval of the Company after full disclosure of the facts and circumstances; provided, however, that this sentence shall not preclude Executive from owning up to five percent (5%) of the securities of a publicly traded entity (a “Permissible Investment”).

ARTICLE 3

COMPENSATION

3.1    Salary. In consideration for Executive’s services hereunder, the Company shall pay Executive a salary at an annual rate of not less than $950,000 per year during the Term, payable in accordance with the Company’s regular payroll schedule from time to time, but in no event less frequently than monthly. The annual salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased (but not decreased) at the discretion of the Compensation Committee during the Term. If Executive’s annual salary is increased, the increased amount shall not be reduced for the remainder of the Term.

3.2    Bonus. Executive shall be entitled to earn a cash bonus for the Company’s 2018 fiscal year with a target amount equal to 200% of Executive’s annual salary for such fiscal year, as determined by the Compensation Committee, on terms established prior to the Effective Date and that are no less favorable than those applicable to other senior executives of the Company, under the Company’s annual bonus plan. Executive shall be entitled to earn cash bonuses for each future fiscal year during the Term under the senior executive bonus program established by the Compensation Committee, and shall participate at a level commensurate with his position with the Company, but in all events, on terms that are no less favorable than those applicable to other senior executive officers of the Company. The Compensation Committee shall set a target cash bonus for Executive for each future fiscal year during the Term (together with the target amount established for the Company’s 2018 fiscal year, a “Target Cash Bonus”), provided that the Target Cash Bonus shall not be less than 200% of Executive’s then-current annual salary. To the extent earned, the Company will pay each annual cash bonus to Executive by March 15th of the year following the year to which the applicable bonus relates.

3.3    Sign-On Equity Awards. Pursuant to the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan (as may be amended or superseded, the “EIP”), on, or as soon as administratively practicable after, the Effective Date (the actual date of grant, the “Grant Date”), the Company will grant Executive 134,650 shares of restricted Company common stock, all of which shall be subject to a risk of forfeiture until the time at which the applicable vesting conditions have been satisfied (the “Restricted Shares”), and 89,767 performance stock units, all of which shall be subject to a risk of forfeiture until the time at which the applicable vesting conditions have been satisfied (the “PSUs”). Each PSU shall constitute the contingent right to receive up to 2 shares of Company common stock.

3.3.1    The Restricted Shares shall vest, and the risk of forfeiture thereon lapse, on January 2, 2022, subject to Executive’s continuous service to the Company through the applicable vesting date. The Restricted Shares will otherwise be subject to Article 6 hereof, the terms of the EIP, and a restricted stock award agreement in the form attached hereto as Exhibit A.

3.3.2    The PSUs shall be eligible to vest based on an achievement factor (the “Achievement Factor”) determined using a pre-established formula tied to the achievement of relative total shareholder return targets set by the Board for the Company compared to a peer group of companies established by the Board, in each case, following a good faith consultation with Executive (the “Relative TSR Targets”), measured over two distinct but overlapping performance periods (each, a “Performance Period”). Each Performance Period will commence on January 1, 2019, with the first Performance Period ending on December 31, 2020 (the “2-Year Performance Period”) and the second Performance Period ending on December 31, 2021 (the “3-Year Performance Period”). As soon as administratively practicable following the completion of a Performance Period (but in no event later than the first regularly scheduled meeting of the Compensation Committee following the completion of the Performance Period), the Board or the Compensation Committee shall certify the Company’s performance against the Relative TSR Targets and the Achievement Factor applicable to such Performance Period as the result of such achievement. Within 10 days following the Board’s or the Compensation Committee’s certification of the Achievement Factor for the 2-Year Performance Period, the Company will issue to Executive a number of shares of Company common stock determined by multiplying (a) 0.5 times (b) the Achievement Factor for the 2-Year Performance Period times (c) the total number of target-level PSUs. Within 10 days following the Board’s certification of the Achievement Factor for the 3-Year Performance Period, the Company will issue to Executive a number of shares of Company common stock equal to the greater of (i) the difference obtained by subtracting (A) the number of shares of Company common stock issued in settlement of the PSUs for the 2-Year Performance Period from (B) the product obtained by multiplying (1) the Achievement Factor for the 3-Year Performance Period times (2) the total number of target-level PSUs or (ii) the product obtained by multiplying (x) 0.5 times (y) the Achievement Factor for the 3-Year Performance Period times (z) the total number of target-level PSUs. Except as otherwise provided in this Agreement, Executive must remain employed by the Company through the end of a Performance Period to be eligible for shares of Company common stock issued in settlement of the PSUs for such Performance Period. The PSUs will otherwise be subject to Article 6 hereof, the terms of the EIP, and a performance stock unit award agreement in the form attached hereto as Exhibit B.

3.3.3    If, prior to the Grant Date, (i) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, (ii) the Executive dies or becomes Disabled, or (iii) a Change in Control occurs, then Sections 3.3.1 and 3.3.2 shall become null and void, and the Company shall pay to the Executive a lump sum cash amount equal to $2.5 million, to be paid within 30 days following the date of the Change in Control or the Termination Date, as applicable.

3.4    Long Term Incentive Plan. In addition to the grants of Restricted Shares and PSUs, and any other equity awards previously granted to Executive, Executive shall be eligible to participate in any Long Term Incentive Plan maintained or adopted by the Company (including, without limitation, in respect of any performance period during the Term), on the terms and conditions adopted by the Board or the Compensation Committee.

ARTICLE 4

EXECUTIVE BENEFITS

4.1    Vacation. Executive shall be entitled to vacation during the Term, without reduction in compensation, in accordance with the general policies of the Company applicable to other senior executives, as such policies may change from time to time. Except as otherwise limited by the general policies of the Company, as such policies may change from time to time, any accrued vacation that is unused during the Term may be carried forward to and used in subsequent years.

4.2    Company Executive Benefits. Executive shall receive all group insurance and pension plan benefits and any other benefits on the same basis as they are available generally to senior executive officers of the Company under the Company personnel policies and employee retirement and welfare benefit plans as in effect from time to time. Executive shall also be entitled to a monthly automobile allowance commensurate with the monthly automobile allowance provided to executives of the Company, as determined by the Compensation Committee, but not less than $500, payable in accordance with the Company’s regular payroll schedule from time to time, and Company-paid gasoline, in lieu of any mileage or other reimbursement, for use of his personal vehicle for business purposes. All reimbursements pursuant to this Section 4.2 shall be made in accordance with Article 9 below.

4.3    Indemnification. Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law pursuant to the Company’s indemnification policy, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during his employment and/or other service with the Company. In addition, the Company shall cause Executive to be covered by the current policies of directors’ and officers’ liability insurance covering directors and officers of the Company, copies of which have been provided to Executive, in accordance with their terms, to the maximum extent of the coverage available for any director or officer of the Company. The Company shall use commercially reasonable efforts to cause the current policies of directors’ and officers’ liability insurance covering directors and officers of the Company to be maintained throughout the Term and for such period thereafter as may be necessary to continue to cover acts of Executive during his employment and/or other service with the Company (provided that the Company may substitute therefor, or allow to be substituted therefor, policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect). In the event of any merger or other acquisition of the Company, the Company shall no later than immediately prior to consummation of such transaction purchase the longest applicable “tail” coverage available under the directors’ and officers’ liability insurance in effect at the time of such merger or acquisition. For purposes of this Section 4.3, all references to the Company shall be deemed to include Parent and each of its other subsidiaries to the extent that Executive has provided services to Parent or any such subsidiary, as applicable.

ARTICLE 5

REIMBURSEMENT FOR EXPENSES

5.1    Reimbursement. Executive shall be reimbursed by the Company for all reasonable ordinary and necessary expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of the Company in accordance with the policies of the Company in effect from time to time. Executive shall keep accurate and complete records of all reimbursable expenses, including but not limited to, proof of payment and purpose. Executive shall account fully for all reimbursable expenses to the Company. All reimbursements pursuant to this Section 5.1 shall be made in accordance with Article 9 below.

ARTICLE 6

TERMINATION

6.1    Termination for Cause. The Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive, if Executive (i) is convicted of, or pleads guilty to, a crime involving acts of moral turpitude that would make the continuance of his employment by the Company materially detrimental to the Company, or a felony (other than a felony that involves a motor vehicle and does not result in prison time), (ii) commits an act of fraud, misrepresentation, embezzlement or other acts of material or willful misconduct against the Company that would make the continuance of his employment by the Company materially detrimental to the Company, or (iii) is grossly negligent in the performance of his duties to the Company and such negligent performance is not cured within thirty (30) days after Executive’s receipt of written notice thereof by the Company, each such event constituting termination for cause (“Cause”). For purposes of determining whether “Cause” exists, no act, or failure to act, on Executive’s part shall be considered “willful” or “negligent” unless done, or omitted to be done, by Executive not in good faith and without Executive’s reasonable belief that Executive’s action or omission was in the best interest of the Company.

Unless otherwise consented to in writing by Executive, notice of termination for Cause must be given within one hundred twenty (120) days of Parent or the Company first becoming aware of the event or events giving rise to Cause, and must specify a termination date not later than one hundred twenty (120) days after the date of such notice. Notwithstanding the foregoing, prior to any termination of Executive’s employment for “Cause” becoming effective, Executive and his counsel shall be given a reasonable opportunity to be heard before the Board, with reasonable advance notice.

6.2    Termination Without Cause or by Executive Without Good Reason. Notwithstanding anything to the contrary herein, (i) the Company shall have the right to terminate Executive’s employment under this Agreement without Cause by giving thirty (30) days prior written notice of such termination to Executive, subject to the Company’s obligation to pay to Executive the amounts set forth in Section 6.6.2 below, and (ii) Executive shall have the right to terminate Executive’s employment under this Agreement without Good Reason (as defined below) by giving thirty (30) days prior written notice of such termination to the Company.

6.3    Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement on thirty (30) days prior written notice to the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean and be limited to (a) a material breach of this Agreement by the Company (including without limitation any material reduction in annual salary or reduction of the Target Cash Bonus to less than 200% of Executive’s then-current annual salary) and the failure of the Company to remedy such breach within thirty (30) days after the Company’s receipt of written notice, (b) any material diminution in Executive’s title, responsibilities, duties or authority, it being expressly acknowledged that in the event Executive ceases to serve as the President and Chief Executive Officer of the ultimate parent entity of a publicly traded company following a Change in Control, Executive’s responsibilities, duties and authority shall be deemed materially diminished, (c) any relocation of Executive’s or the Company’s principal place of business more than fifty (50) miles from Newport Beach, California (other than any relocation initiated at the Executive’s direction or request or with the Executive’s prior written consent, it being understood that Executive’s compliance with any travel obligations contemplated in Section 2.2 shall not be deemed to be consent with respect to the occurrence of Good Reason under this subsection (c)), (d) the provision by the Company to Executive of a Notice of Non-Renewal or (e) a requirement for Executive to directly report to any person or body other than the Board. Notice of termination for Good Reason must be given within sixty (60) days of Executive first becoming aware of the event or events giving rise to Good Reason, and must specify a termination date not later than sixty (60) days after the date of such notice. Executive’s failure to exercise any right, power or remedy with respect to any of the foregoing conditions shall not be deemed to operate as a waiver of any of Executive’s rights or claims he may have with respect to such conditions, including but not limited to any subsequent or similar conditions.

6.3.1    For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(a)

the acquisition, directly or indirectly, by any Person or Group of Beneficial Ownership of securities entitled to vote generally in the election of directors (“voting securities”) of Parent or the Company that represent 50% or more of the combined voting power of Parent’s or the Company’s, as applicable, then outstanding voting securities, other than:

(i)

an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Parent, the Company or any Person controlled by Parent or the Company or by any employee benefit plan (or related trust) sponsored or maintained by Parent or the Company or any Person controlled by Parent or the Company, or

(ii)

an acquisition of voting securities by Parent or a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of the stock of Parent, or

(iii)	an acquisition of voting securities pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);

(b)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (including, without limitation, by reason of any agreement intended to avoid or settle any election contest or solicitation of proxies or consents) other than the Board;

(c)

the consummation by Parent or the Company (whether directly involving Parent or the Company or indirectly involving Parent or the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Parent’s or the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(i)

which results in Parent’s or the Company’s, as applicable, voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the Company, as applicable, or the Person that, as a result of the transaction, controls, directly or indirectly, Parent or the Company, as applicable, or owns, directly or indirectly, all or substantially all of Parent’s or the Company’s assets or otherwise succeeds to the business of Parent or the Company (Parent, the Company, or such Person, the “Successor Entity”)), directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

after which more than 50% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s initial approval of the transaction (including, without limitation, approval of the agreement providing for the transaction), and

(iii)

after which no Person or Group beneficially owns (individually or collectively) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person or Group shall be treated for purposes of this clause (c) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction; or

(d)	a liquidation or dissolution of Parent or the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Parent’s or the Company’s shareholders, as applicable, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Parent’s or the Company’s shareholders, as applicable.

6.3.2    The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder. Notwithstanding the foregoing, (A) Persons shall not be considered to be acting as a Group solely because they purchase or own stock of Parent or the Company at the same time, or as a result of the same public offering, (B) however, Persons will be considered to be acting as Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with Parent or the Company, and (C) if a Person, including an entity, owns stock both in Parent or the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with Parent or the Company, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.

6.4    Termination due to Death or Disability. Executive’s employment shall terminate upon his death. The Company may terminate Executive’s employment due to Executive becoming Disabled. For the purposes of this Agreement, Executive shall be considered to be “Disabled” if Executive is physically or mentally disabled (except due to substance or alcohol abuse) from the performance of a major portion of his duties for a continuous period of 120 days or greater, which determination shall be made in the reasonable exercise of the Board’s judgment, provided, however, if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (“FMLA”), Executive’s employment shall not be terminated due to such disability at any time during or after any period of FMLA-qualified leave except as permitted by FMLA. If there should be a dispute between the Board and Executive as to whether Executive is Disabled for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist designated by Executive in his reasonable discretion.

6.5    Effectiveness on Notice. Any termination under this Article 6 shall be effective upon receipt of written notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in such written notice (the “Termination Date”). In the event of Executive’s death, no written notice shall be required and the Termination Date shall be the date of his death.

6.6    Effect of Termination.

6.6.1    Payment of Accrued Obligations. Except as provided in Sections 6.6.2, 6.6.3 or 6.6.4 if applicable, upon the termination of Executive’s employment by the Company, by Executive or due to death, all benefits provided to Executive by the Company hereunder shall thereupon cease and the Company shall pay or cause to be paid to Executive on the Termination Date in the case of termination by the Company or Executive, or as soon as practicable in the case of death, all accrued but unpaid base salary and vacation benefits. In addition, promptly upon submission by Executive of his unpaid expenses incurred prior to the Termination Date and owing to Executive pursuant to Article 5, reimbursement for such expenses shall be made in accordance with Article 9 below. Except where Executive has been terminated by the Company for Cause, Executive shall also be entitled to receive any earned but unpaid bonus payable in respect of the year prior to the year in which the Termination Date occurs, payable as and when such amounts would have otherwise been paid. Executive shall remain entitled to any other earned or vested benefits under Parent’s, the Company’s or any of their subsidiaries’ benefit plans or programs, or to which Executive is otherwise entitled by law, in each case in accordance with the terms of such plan, program or law, as applicable. If this Agreement is terminated for Cause or by Executive other than for Good Reason, then Executive’s equity awards, including but not limited to stock options, shall be treated in accordance with the agreement(s) evidencing such awards (but in no event shall Executive receive less than thirty (30) days following the Termination Date to exercise vested options) and Executive shall not be entitled to receive any payments other than as specified in this Section 6.6.1.

6.6.2    Termination Without Cause or for Good Reason. In addition to the amounts payable and benefits provided under Section 6.6.1, if Executive’s employment is terminated by the Company without Cause (other than due to Executive’s termination upon becoming Disabled) or by Executive for Good Reason, subject to Executive signing, within twenty-one (21) or forty-five (45) days, as applicable, following the Termination Date, and not revoking, the severance agreement and general release attached hereto as Exhibit C (“Severance Agreement”), Executive shall be entitled to receive the following payments and benefits described in Section 6.6.2(a) – (d) at the dates specified therein:

(a)

On the date that is sixty (60) days after the date of the Separation from Service (as defined below), the Company shall pay to Executive a lump-sum payment equal to two (2) (or, if the Termination Date occurs during any Protection

Period (as defined below), three (3)) multiplied by the sum of Executive’s annual salary plus Target Cash Bonus (each as used or defined in Sections 3.1 and 3.2, respectively), based on the greatest annual salary and the greatest Target Cash Bonus in effect during the Term. In addition, Executive shall be entitled to receive a pro-rata portion, based on the number of days employed during the fiscal year of termination, of the cash bonus for the fiscal year of termination determined based upon actual performance consistent with, and paid at the same time as, other senior executive officers of the Company; provided, however, that there will be no exercise of any negative discretion or other reduction authority with respect to such bonus amount (such amount, the “Pro-Rated Bonus”). For purposes of this Agreement, “Protection Period” means (x) the period within one year following a Change in Control and (y) any period during which Parent or the Company is party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a Change in Control.

(b)

All of Executive’s unvested equity awards, including, without limitation, the Restricted Shares, PSUs and all other restricted stock grants, restricted stock units, performance stock units and stock options, shall immediately vest in full on the Termination Date and any such stock options shall remain exercisable in accordance with their terms (but in no event other than by expiration at the end of the original term thereof shall Executive receive less than thirty (30) days following the Termination Date to exercise vested options). With respect to each award of unvested performance-based restricted stock, performance-based restricted stock units and performance stock units, for purposes of this Section 6.6.2(b), performance with respect to any performance period shall be deemed achieved (i) at target level in the event the Termination Date occurs prior to end of any current or future performance period for such award or (ii) based on actual achievement in the event the Termination Date occurs on or after the end of any performance period for such award.

(c)

In the event Executive timely makes an election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to continue to receive health benefits coverage for Executive and/or his dependents under the same plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment, as such plan(s) or arrangement(s) provided by Parent or any of its subsidiaries thereafter may change or be amended from time to time, then, until the earlier of (i) the end of the twenty-four

(24) month period beginning on the first of the month following the month in which the Termination Date occurs or (ii) the date Executive becomes covered under any other group health plan not maintained by Parent or any of its subsidiaries that provides equivalent benefits at comparable cost to Executive, the Company shall reimburse Executive for all payments made by Executive for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Executive for COBRA payments with respect to such pre-existing condition until the earlier of (A) the date that such exclusion under such other group health plan lapses or expires or (B) the period described in clause (i) of this Section 6.6.2(c).

The general release of claims contained in the Severance Agreement may be modified by the Company prior to Executive’s execution of the Severance Agreement to the extent the Company reasonably believes necessary to give the general release the full effect it had as of the date of execution of this Agreement if that effect is limited by subsequent change(s) in law. Notwithstanding anything herein to the contrary, the Company’s failure to deliver to Executive an executed Severance Agreement in accordance with the terms of this Agreement within five days following the Termination Date shall absolve Executive from any obligation to execute or deliver any Severance Agreement or other release of claims as a condition to Executive’s receipt of any payments or benefits under this Agreement. The severance payment provided in Section 6.6.2(a) shall be payable upon Executive’s “Separation from Service” within the meaning of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”).

6.6.3    Termination for Death or Disability. In addition to the amounts payable and benefits provided under Section 6.6.1, if Executive dies or the Company terminates Executive’s employment due to Executive becoming Disabled during the Term, Executive shall be entitled to receive the payments and benefits described in Section 6.6.3(a) – (c) at the dates specified therein:

(a)

On the date that is sixty (60) days after the date of the Separation from Service, the Company shall pay to Executive a lump-sum payment equal to the aggregate amount of annual salary payable to Executive from the Termination Date through the expiration of the then-applicable Term (in the absence of the applicable termination of employment). In addition, Executive shall be entitled to receive the Pro-Rated Bonus, which amount shall be paid at the same time annual bonuses for the applicable year would normally be paid to other senior executive officers of the Company.

(b)

All of Executive’s unvested equity awards, including, without limitation, the Restricted Shares, PSUs and all other restricted stock grants, restricted stock units, performance stock units and stock options, shall immediately vest in full on the Termination Date and any such stock options shall remain exercisable in accordance with their terms (but in no event other than by expiration at the end of the original term thereof shall Executive (or his estate or legal guardian, as applicable) receive less than thirty (30) days following the Termination Date to exercise vested options). With respect to each award of unvested performance-based restricted stock, performance-based restricted stock units and performance stock units, for purposes of this Section 6.6.3(b), performance with respect to any performance period shall be deemed achieved (i) at target level in the event the Termination Date occurs prior to end of any current or future performance period for such award or (ii) based on actual achievement in the event the Termination Date occurs on or after the end of any performance period for such award.

(c)

In the event Executive (or his estate or legal guardian, as applicable) timely makes an election under COBRA to continue to receive health benefits coverage for Executive and/or his dependents under the same plan(s) or arrangement(s) under which Executive was covered immediately before his termination of employment, as such plan(s) or arrangement(s) provided by Parent or any of its subsidiaries thereafter may change or be amended from time to time, for the period from the Termination Date until the earlier of (i) the later of (A) the date that is six (6) months after the Termination Date or (B) the expiration of the then-applicable Term (in the absence of the applicable termination of employment), or (ii) the date Executive becomes covered under any other group health plan not maintained by Parent or any of its subsidiaries that provides equivalent benefits at comparable cost to Executive, the Company shall reimburse Executive for all payments made by Executive for such COBRA benefits; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or Executive’s dependents may have when coverage under such group health plan would otherwise begin, the Company shall continue to reimburse Executive for COBRA payments with respect to such pre-existing condition until the earlier of (x) the date that such exclusion under such other group health plan lapses or expires or (y) the period described in clause (i) of this Section 6.6.3(c).

6.6.4    Retirement. In addition to the amounts payable and benefits provided under Section 6.6.1, if Executive voluntarily terminates his employment with the Company without Good Reason after reaching the age of 55 and completing 25 years of cumulative service with the Company, then Executive shall be entitled, at his discretion, to the arrangements and benefits described in Section 6.6.4(a) – (b):

(a)

Concurrent with the termination of Executive’s employment with the Company, the Company will enter into a consulting agreement (the “Consulting Agreement”) with Executive with a two-year term (the “Consulting Term,” and the last day of the Consulting Term, the “Final Consulting Date”), which will provide for annual consulting fees equal to Executive’s annual salary as in effect on Executive’s Termination Date, and require that Executive provide, or be available to provide, services to the Company in Executive’s areas of expertise on an exclusive basis within the Company’s industry during the Consulting Term. All other terms and conditions of the Consulting Agreement shall be mutually agreed between Executive and the Board.    In addition, Executive shall also be entitled to receive the Pro-Rated Bonus, which amount shall be paid at the same time annual bonuses for the applicable year would normally be paid to other senior executive officers of the Company.

(b)

If Executive provides services under the Consulting Agreement until the Final Consulting Date, then, subject to Executive signing, within twenty-one (21) or forty-five (45) days, as applicable, following the Final Consulting Date, and not revoking, a general release of claims against the Company in a form contained in the Severance Agreement, all of Executive’s unvested equity awards, including, without limitation, any restricted stock grants, restricted stock units, performance stock units and stock options, shall immediately vest in full on the Final Consulting Date and any such stock options shall remain exercisable in accordance with their terms (but in no event other than by expiration at the end of the original term thereof shall Executive (or his estate or legal guardian, as applicable) receive less than thirty (30) days following the Final Consulting Date to exercise vested options). With respect to each award of unvested performance-based restricted stock, performance-based restricted stock units and performance stock units, for purposes of this Section 6.6.4(b), performance with respect to any performance period shall be deemed achieved (i) at target level in the event the Final Consulting Date occurs prior to end of any current or future performance period for such award or (ii) based on actual achievement in the event the Final Consulting Date occurs on or after the end of any performance period for such award.

6.7    Termination of Offices and Directorships. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and Parent or the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company and its parents, subsidiaries and affiliates, if any, and shall take all actions reasonably requested by the Company to effectuate the foregoing (at the Company’s sole expense). Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

6.8    No-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by Parent, the Company or their subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with Parent, the Company or their subsidiaries at or subsequent to the Termination Date (“Other Benefits”), which Other Benefits shall be payable in accordance with such plan, policy, practice, program, contract or agreement, except as explicitly modified by this Agreement.

6.9    Conditions to Receipt of Severance Benefits. In addition to the requirement that Executive execute and not revoke the Severance Agreement, as a condition for Executive’s right to receive any severance benefits hereunder, Executive shall be required to comply with Sections 7.4 and 7.5 of this Agreement; provided, however, that, prior to withholding any severance benefits hereunder, the Company shall deliver to Executive written notice of any such asserted noncompliance and provide Executive a period of not less than 30 days following Executive’s receipt of such notice to respond to such assertion and cure such noncompliance.

ARTICLE 7

CONFIDENTIALITY

7.1    Nondisclosure of Confidential Information. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative and sales information, data, specifications and processes presently owned or at any time hereafter developed or used by the Company or its agents or consultants that is not otherwise known to the public (collectively, the “Confidential Information”). Executive recognizes and acknowledges that the Confidential Information is a valuable, special, and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties. Executive confirms that all such Confidential Information is the exclusive property of the Company and that the Company has taken efforts reasonable under the circumstances, of which this Section 7.1 is an example, to maintain its secrecy. Except in the performance of his duties to the Company or as required by a court or administrative order or as Executive reasonably deems necessary for his financial, tax or legal advisors to advise him, Executive shall not, directly or indirectly, for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any Confidential Information without the prior written consent of the Company duly authorized by the Board. Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, emails, electronic files, files, drawings, documents, equipment, and other tangible items (including computer software), wherever located, incorporating the Confidential Information, which Executive shall prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Information, except for Executive’s personal address book/file or rolodex and information relating to Executive’s own compensation. Upon termination of this Agreement, or whenever reasonably requested by the Company, Executive shall promptly deliver to the Company any and all of the Confidential Information, not previously delivered to the Company, that is in the possession or under the control of Executive. Confidential Information shall not include (x) information that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates, (y) information that becomes available to Executive subsequent to the termination of Executive’s employment hereunder and on a non-confidential basis from a source other than the Company or its affiliates who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation to the Company and/or (z) information that is developed independently by Executive subsequent to the termination of Executive’s employment hereunder without any reliance on any other Confidential Information. Disclosure of Confidential Information as required by applicable law or legal process shall not be a breach of this Section 7.1. The provisions of this Section 7.1 shall continue in effect notwithstanding termination of Executive’s employment for any reason. Notwithstanding the foregoing, competition by Executive following termination of his employment with the Company shall not be deemed to constitute breach of this Agreement, so long as Executive does not otherwise breach this Section 7.1 in furtherance of such competition.

7.2    Assignment of Intellectual Property Rights. Any ideas, processes, designs, methods, substances, articles, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements, whether or not patentable or copyrightable, and other matters that may be protected by intellectual property rights, that relate to the Company’s business and are the results of Executive’s efforts during the Term (collectively, the “Employee Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Company, shall be deemed works made for hire and are the property of the Company. In the event that for whatever reason such Employee Work Product shall not be deemed a work made for hire, Executive agrees that such Employee Work Product shall become the sole and exclusive property of the Company, and Executive hereby assigns to the Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Employee Work Product. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by the Company, and no further consideration is or shall be provided to Executive by the Company with respect to these provisions. Executive agrees to execute any assignment documents the Company may reasonably require confirming the Company’s ownership of any of Employee Work Product (at the Company’s sole expense). Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation on use or subsequent modifications.

7.2.1    Executive understands that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code (“Section 2870”). Section 2870 provides as follows:

(a)

“Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either:

(i) Relate	at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii) Result	from any work performed by the employee for the employer.

(b)

The extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

7.2.2    By signing this Agreement, Executive acknowledges that Section 7.2.1 shall constitute written notice of the provisions of Section 2870.

7.3    Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including but not limited to the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

7.4    Covenant Not to Compete. During the Term, Executive shall not, directly or indirectly, work for or provide services to or own an equity interest (except for a Permissible Investment) in any person, firm or entity engaged in the residential home building or development business that competes against the Company in Arizona, California, Nevada, Colorado, Washington, Oregon, Texas and in any “other market” in which the Company develops real property. For purposes of this Agreement, “other market” shall be defined as the area within a 100 mile radius of any real property owned by the Company.

7.5    No Solicitation. For a period of twenty-four (24) months after the Termination Date, Executive shall not, directly or indirectly, for himself or on behalf of any entity with which he is affiliated or employed, solicit any person known to Executive to be an employee of the Company or any of its subsidiaries (or any person known to Executive to have been such an employee within six months prior to such occurrence) to become employed by or provide personal services to any person or entity other than the Company or its subsidiaries or to terminate such individual’s employment with the Company or any of its subsidiaries. Executive shall not be deemed to have solicited any such person in violation of this provision if Executive places, or assists another person in placing, an advertisement seeking employment candidates in a publication, including but not limited to an internet publication, or generally available to the public or within the residential construction and development industry. In addition, this Section 7.5 shall not be deemed to prohibit any Person from hiring, inducing or attempting to induce, solicit or encourage any employee of Parent, the Company or any of their subsidiaries to leave their employ, provided that Executive does not participate in or direct the prohibited activity.

7.6    Mutual Non-Disparagement. Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on the Company and/or its businesses, or that are otherwise disparaging of the Company and/or its businesses, or any of their past or present or future officers or directors in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The Company agrees that its directors and executive officers shall not, and that none of Parent, the Company or their subsidiaries shall, publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on Executive, or that are otherwise disparaging of Executive. For avoidance of doubt, the foregoing shall not be violated by statements that the maker reasonably believes to be true in response to legal process, required by governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and nothing herein shall be deemed to prohibit or limit Executive from engaging in formal performance reviews or evaluations of Company personnel.

7.7    Ancillary and Independent Provisions. The representations and covenants contained in this Article 7 on the part of Executive will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in this Article 7. In addition, the provisions of this Article 7 shall continue to be binding upon Executive in accordance with their terms, notwithstanding the termination of Executive’s employment hereunder for any reason.

7.8    Consideration. The restrictions set forth in this Article 7 are being given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by Executive.

7.9    Time Periods. If Executive violates any covenant contained in this Article 7 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Executive contained in this Article 7 shall be deemed to have durations as specified above.

7.10    Reasonableness of Limitations. The Parties agree that the limitations contained in this Article 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court or arbitrator shall determine that the time, geographical area, or scope of activity of any restriction contained in this Article 7 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

7.11    Irreparable Injury. The promised service of Executive under this Agreement and the other promises of this Article 7 are of special, unique, unusual, extraordinary, or intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.

7.12    Remedies for Breach. Executive agrees that money damages will not be a sufficient remedy for any breach of the obligations under this Article 7 hereof and that the Company shall be entitled to seek injunctive relief and specific performance as remedies for any such breach. Executive agrees that the Company shall be entitled to seek such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of proving actual damages and without the necessity of posting a bond or making any undertaking in connection therewith. Such remedies shall not be deemed to be the exclusive remedies for any breach of the obligations in this Article 7, but shall be in addition to all other remedies available at law or in equity.

ARTICLE 8.

ARBITRATION

8.1    General. Any controversy, dispute, or claim between the Parties, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 8 and the then applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”), which are, as of the Effective Date, available at https://www.jamsadr.com/rules-employment-arbitration/.

Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by JAMS. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the Parties otherwise, any arbitration shall take place in Orange County, California.

8.2    Selection of Arbitrator. In the event the Parties are unable to agree upon an arbitrator, the arbitrator shall be selected in accordance the JAMS Rules.

8.3    Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each Party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each Party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Article 8, the parties to the arbitration shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the JAMS Rules and these procedures, the provisions of these procedures shall govern.

8.4    Fees and Costs. Any filing or administrative fees shall be borne initially by the Party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration. Notwithstanding the foregoing, except as may be awarded to a prevailing party under applicable law, each Party shall be responsible for and pay their own attorneys’ fees and costs incurred in connection with such arbitration, provided, that in the event Executive is the prevailing party with respect to at least one material issue in any such arbitration, the Company shall be responsible for and pay Executive’s attorneys’ fees and costs incurred in connection with such arbitration.

8.5    Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Article 8, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the Parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 9

CODE SECTION 409A

9.1    General. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

9.2    Reimbursements. To the extent that reimbursements or other in-kind benefits, under this Agreement constitute “nonqualified deferred compensation” subject to Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

9.3    Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable hereunder, shall be paid to Executive during the six (6) month period following his Separation from Service to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6) month period (or, if earlier, on the date of Executive’s death), the Company shall pay Executive (or his estate) a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6) month period.

9.4    Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any mounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

9.5    Payment Date. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following Termination Date”), the actual date of payment within the specified period shall be determined by the Company. Any payments made under this Agreement shall be considered separate payments and not one of a series of payments for purposes of Code Section 409A.

ARTICLE 10

EXCISE TAX

10.1    Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including but not limited to any payment or benefit received in connection with a change in control of Parent or the Company or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

10.2    In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Code Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Code Section 409A as deferred compensation.

10.3    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change in control, Parent’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

10.4    At the time that payments are made under this Agreement, the Company will provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If Executive objects to the Company’s calculations, the Company will pay to Executive such portion of the Total Payments (up to 100% thereof) as Executive determines is necessary to result in the proper application of this Article 10. All determinations required by this Article 10 (or requested by either Executive or the Company in connection with this Article 10) will be at the expense of the Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Article 10 will not of itself limit or otherwise affect any other rights of Executive under this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1    Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed, in whole or in part, except by the signed written consent of the Parties sought to be bound by such waiver, alteration, amendment or repeal.

11.2    Entire Agreement. This Agreement constitutes the total and complete agreement of the Parties with respect to the subject matter herein, and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

11.3    Assistance in Litigation, Investigations and Inquiries. During the Term and for a period of two years thereafter, Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation, or governmental or regulatory investigation or inquiry in which the Company or any of its affiliates is, or may become, a party or subject; provided that (i) the Company shall make reasonable efforts to limit Executive’s assistance to regular business hours and minimize disruption of Executive’s other activities (whether personal, professional or otherwise), and (ii) the total number of hours required of Executive in connection with any such assistance shall not exceed 100 hours in the aggregate. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in rendering such assistance. The provisions of this Section 11.3 shall continue in effect notwithstanding termination of Executive’s employment hereunder for any reason.

11.4    Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

11.5    Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

11.6    Waiver or Delay. The failure or delay on the part of the Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the Party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

11.7    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

11.8    No Assignment or Transfer by Executive. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive. Any purported assignment or transfer by Executive shall be void.

11.9    Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

11.10    Governing Law. This Agreement and all subsequent agreements between the parties shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

11.11    Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed received when so delivered personally or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, and properly addressed to the Party at the address set forth as follows or any other address that any Party may designate by written notice to the other Party:

To Executive:	The last available mailing address provided by Executive to the Company.

To Parent and/or the Company:	William Lyon Homes, Inc. 4695 MacArthur Court, 8th Floor Newport Beach, California 92660 Attn: Compensation Committee Chair Facsimile: (949) 596-0882

11.12    Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

11.13    Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the Parties hereby.

11.14    Counsel. Executive has been advised by the Company that he should consider seeking the advice of counsel in connection with the execution of this Agreement and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

11.15    Survival. The obligations of the Parties under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Term or this Agreement shall survive any termination or expiration of this Agreement.

11.16    Obligations. Parent agrees that if the Company is unable to perform all or part of its obligations under this Agreement (whether before or after the expiration or termination of this Agreement), then Parent will perform such obligations of the Company in the same manner and to the same extent the Company would be required to perform.

11.17    Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order and any benefit deductions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered and effective as of the date first written above.

“PARENT”

WILLIAM LYON HOMES

By:	/s/ Matthew R. Niemann
Name:	Matthew R. Niemann
Title:	Chair of the Compensation Committee

“COMPANY”

WILLIAM LYON HOMES, INC.

By:	/s/ Jason R. Liljestrom
Name:	Jason R. Liljestrom
Title:	Senior Vice President, General Counsel and Corporate Secretary

“EXECUTIVE”

/s/ Matthew R. Zaist
Matthew R. Zaist

EXHIBIT A

WILLIAM LYON HOMES

AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD GRANT NOTICE

William Lyon Homes, a Delaware corporation, (the “Company”), pursuant to its Amended and Restated 2012 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”), in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the number of shares of the Company’s Class A Common Stock set forth below (the “Shares”). This Restricted Stock award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Agreement”) (including without limitation the Restrictions on the Shares set forth in the Agreement), that certain Employment Agreement entered into between Participant and the Company as of January     , 2019 (the “Employment Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	Matthew R. Zaist

Grant Date:	January [ ], 2019

Vesting Commencement Date:	January 2, 2019

Total Number of Shares of Restricted Stock:	134,650 Shares

Vesting Schedule:	Subject to the terms and conditions of the Plan, this Grant Notice, the Agreement and the Employment Agreement, the Restrictions shall lapse as to 100% of the Shares on the third anniversary of the Vesting Commencement Date set forth above, provided, that the Participant continues to provide services to the Company through such vesting date. Notwithstanding the foregoing, the Restrictions shall lapse on an accelerated basis to the extent provided pursuant to the terms of the Employment Agreement.

By his signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Subject to the Employment Agreement, the Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. In addition, by signing below, the Participant agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.2(d) of the Agreement by (i) withholding Shares otherwise releasable to the Participant upon vesting of the shares of Restricted Stock, (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise releasable to the Participant upon vesting of the shares of Restricted Stock and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.2(d) of the Agreement or the Plan.

WILLIAM LYON HOMES:	PARTICIPANT:

By:	By:

Print Name:	Print Name:

Title:

Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK AWARD GRANT NOTICE

RESTRICTED STOCK AWARD AGREEMENT

William Lyon Homes, a Delaware corporation (the “Company”), pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and in accordance with that certain Employment Agreement entered into between the Participant indicated in the attached Grant Notice (the “Grant Notice”) and the Company effective as of January __, 2019 (the “Employment Agreement”), has granted to the Participant the number of shares of Restricted Stock (the “Shares”) set forth in the Grant Notice. The Shares are subject to all of the terms and conditions set forth in this Restricted Stock Award Agreement (together with the Grant Notice, the “Agreement”), the Employment Agreement and the Plan.

ARTICLE I.

GENERAL

1.1    Incorporation of Terms of Plan. The Award (as defined below) is subject to the terms and conditions of the Employment Agreement and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Employment Agreement, the Plan and this Agreement, the terms of the Employment Agreement shall first control, followed by the terms of the Plan.

1.2    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a)    “Change in Control” shall have the meaning set forth in the Employment Agreement.

(b)     “Termination of Consultancy” shall mean the time when the engagement of the Participant as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, Disability or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of the Participant by the Company or any Affiliate, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Affiliate. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Affiliate has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(c)    “Termination of Directorship” shall mean the time when the Participant, if he or she is or becomes a Non-Employee Director, ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Director.

(d)    “Termination of Employment” shall mean the time when the employee-employer relationship between the Participant and the Company or any Affiliate is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement, but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any Affiliate, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between the Participant and the Company or any Affiliate. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(e)    “Termination of Services” shall mean the Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

ARTICLE II.

AWARD OF RESTRICTED STOCK

2.1    Award of Restricted Stock.

(a)    Award. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Employment Agreement, the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company has granted to the Participant an award of Restricted Stock (the “Award”) under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Affiliate, and for other good and valuable consideration. The number of Shares subject to the Award is set forth in the Grant Notice.

(b)    Book Entry Form; Certificates. At the sole discretion of the Administrator, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement, and upon vesting and the satisfaction of all conditions set forth in Sections 2.2(b) and (d) hereof, the Company shall remove such notations on any such vested Shares in accordance with Section 2.1(e) below; or (ii) certificated form pursuant to the terms of Sections 2.1(c), (d) and (e) below.

(c)    Legend. Certificates representing Shares issued pursuant to this Agreement shall, until all Restrictions (as defined below) imposed pursuant to this Agreement lapse or have been removed and the Shares have thereby become vested or the Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Administrator):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN WILLIAM LYON HOMES AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d)    Escrow. The Secretary of the Company or such other escrow holder as the Administrator may appoint may retain physical custody of any certificates representing the Shares until all of the Restrictions on transfer imposed pursuant to this Agreement lapse or shall have been removed;

in such event, the Participant shall not retain physical custody of any certificates representing unvested Shares issued to him. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited Shares (or Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e)    Removal of Notations; Delivery of Certificates Upon Vesting. As soon as administratively practicable after the vesting of any Shares subject to the Award pursuant to Section 2.2(b) hereof, the Company shall, as applicable, either remove the notations on any Shares subject to the Award issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of Shares subject to the Award which have vested (or, in either case, such lesser number of Shares as may be permitted pursuant to Section 10.1 of the Plan). The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company. The Shares so delivered shall no longer be subject to the Restrictions hereunder.

2.2    Restrictions.

(a)    Forfeiture. Subject to Section 2.2(c), any Award that is not vested as of the date of the Participant’s Termination of Services shall thereupon be forfeited immediately and without any further action by the Company. For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Sections 3.2 and the risk of forfeiture set forth in Sections 2.2(a) and 2.2(b) and the vesting schedule set forth on the Grant Notice.

(b)    Vesting and Lapse of Restrictions. Subject to Sections 2.2(a) and 2.2(c), the Award shall vest and the Restrictions shall lapse in accordance with the vesting schedule set forth on the Grant Notice.

(c)    Acceleration of Vesting. Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change in Control or Termination of Services, the vesting of the Award and the lapse of the Restrictions shall accelerate to the extent provided in the Employment Agreement or, if more favorable, any other written agreement between the Participant and the Company in effect as of the date of such Change in Control or Termination of Services.

(d)    Tax Withholding. The Company or its Affiliates shall be entitled to require a cash payment (or to elect, or permit the Participant to elect, such other form of payment determined in accordance with Section 10.1 of the Plan) by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the grant or vesting of the Award or the lapse of the Restrictions hereunder. In satisfaction of the foregoing requirement with respect to the grant or vesting of the Award or the lapse of the Restrictions hereunder, unless otherwise determined by the Company, the Company or its Affiliates shall withhold Shares otherwise releasable under the Award having a fair market value equal to the sums required to be withheld by federal, state and/or local tax law. Notwithstanding any other provision of this Agreement (including without limitation Section 2.1(b) hereof), the Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or enter any such Shares in book entry form unless and until the Participant or the Participant’s legal representative, as applicable, shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Award or the issuance of Shares hereunder.

(e)    Conditions to Delivery of Shares. Subject to Section 2.1 above, the Shares deliverable under this Award may be either previously authorized but unissued Shares, treasury Shares or Shares purchased on the open market. Such Shares shall be fully paid and nonassessable. The Company shall not be required to release or deliver any Shares under this Award prior to fulfillment of the conditions set forth in Section 13.1 of the Plan.

(f)    To ensure compliance with the Restrictions, the provisions of the charter documents of the Company, and/or Applicable Law and for other proper purposes, the Company may issue appropriate “stop transfer” and other instructions to its transfer agent with respect to the Restricted Stock. The Company shall notify the transfer agent as and when the Restrictions lapse.

2.3    Consideration to the Company. In consideration of the grant of the Award pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Affiliate.

ARTICLE III.

OTHER PROVISIONS

3.1    Section 83(b) Election. If the Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant hereby agrees to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

3.2    Restricted Stock Not Transferable. Until the Restrictions hereunder lapse or expire pursuant to this Agreement and the Shares vest, the Restricted Stock (including any Shares received by holders thereof with respect to Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to the restrictions on transferability set forth in Section 12.3 of the Plan; provided, however, that this Section 3.2 notwithstanding, the Shares may be transferred to a transferee specifically approved by the Administrator, after taking into account Applicable Law.

3.3    Rights as Stockholder. Except as otherwise provided herein, upon the Grant Date, the Participant shall have all the rights of a stockholder of the Company with respect to the Shares, subject to the Restrictions, including, without limitation, voting rights and rights to receive any cash or stock dividends, in respect of the Shares subject to the Award and deliverable hereunder.

3.4    Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, subject to any obligations of the Company under the Employment Agreement in connection with such discharge or termination and except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.

3.5    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.6    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.7    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant.

3.8    Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

3.9    Successors and Assigns. The Company or any Affiliate may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and its Affiliates. Subject to the restrictions on transfer set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his heirs, executors, administrators, successors and assigns.

3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, the Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.11    Entire Agreement. The Plan, the Grant Notice, the Employment Agreement and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Affiliates and the Participant with respect to the subject matter hereof.

3.12    Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Plan, in and of itself, has no assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Affiliates with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.

EXHIBIT B

WILLIAM LYON HOMES

AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

William Lyon Homes, a Delaware corporation, (the “Company”), pursuant to its Amended and Restated 2012 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”), in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the number of Performance Stock Units set forth below (the “Performance Stock Units” or “PSUs”). If and when it vests, each PSU entitles the Participant to receive a number of shares of the Company’s Class A Common Stock (each, a “Share”) as determined below. This PSU award is subject to all of the terms and conditions as set forth herein and in the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), the Performance Criteria and Measurement attached hereto as Exhibit B, that certain Employment Agreement entered into between Participant and the Company as of January     , 2019 (the “Employment Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	Matthew R. Zaist

Grant Date:	January [ ], 2019

Total Number of PSUs:	89,767

Number of Shares Issuable; Vesting:	2-Year Performance Period. The number of Shares issuable in respect of the 2-Year Performance Period (as defined in Exhibit B) shall be determined by multiplying the Achievement Factor (as determined in accordance with Exhibit B) for the 2-Year Performance Period by 50% of the Total Number of PSUs, and rounding down to the nearest whole Share.

3-Year Performance Period. The number of Shares issuable in respect of the 3-Year Performance Period (as defined in Exhibit B) shall equal the greater of:

•

the positive difference obtained by subtracting (i) the number of Shares issued in respect of the 2-Year Performance Period, if any, from (ii) the product obtained by multiplying the Achievement Factor for the 3-Year Performance Period by the Total Number of PSUs; and

•	the product obtained by multiplying the Achievement Factor for the 3-Year Performance Period by 50% of the Total Number of PSUs, in each case, rounding up to the nearest whole Share.

Except as otherwise provided in the Employment Agreement or Section 2.4 of the Agreement, the Participant must provide continuous services to the Company through the end of the applicable Performance Period (each, a “Vesting Date”) to be eligible for any Shares issuable in settlement of the PSUs for such Performance Period. Any Shares issuable in respect of a Performance Period shall be issued within ten days following the applicable Determination Date (as defined in Exhibit B).

The maximum number of Shares that may be issued in respect of the PSUs is 179,534.

By his signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Subject to the Employment Agreement, the Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding Shares otherwise issuable to the Participant following the vesting of the PSUs, (ii) instructing a broker on the Participant’s behalf to sell Shares otherwise issuable to the Participant following the vesting of the PSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

WILLIAM LYON HOMES:	PARTICIPANT:

By:	By:

Print Name:	Print Name:

Title:

Address:	Address:

EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE STOCK UNIT AWARD AGREEMENT

William Lyon Homes, a Delaware corporation (the “Company”), pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and in accordance with that certain Employment Agreement entered into between the Participant indicated in the attached Grant Notice (the “Grant Notice”) and the Company effective as of January __, 2019 (the “Employment Agreement”), has granted to the Participant an award of performance stock units (“Performance Stock Units” or “PSUs”). The PSUs are subject to all of the terms and conditions set forth in this Performance Stock Unit Award Agreement (collectively with the Grant Notice and Exhibit B thereto, the “Agreement”), the Employment Agreement and the Plan.

ARTICLE I.

GENERAL

1.1    Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions of the Employment Agreement and the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Employment Agreement, the Plan and this Agreement, the terms of the Employment Agreement shall first control, followed by the terms of the Plan.

1.2    Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a)    “Change in Control” shall have the meaning set forth in the Employment Agreement.

(b)    “Termination of Consultancy” shall mean the time when the engagement of Participant as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, Disability or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of Participant by the Company or any Affiliate, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Affiliate. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Affiliate has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(c)    “Termination of Directorship” shall mean the time when Participant, if he or she is or becomes a Non-Employee Director, ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Director.

(d)    “Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Affiliate is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement, but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Affiliate, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Participant and the Company or any Affiliate. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(e)    “Termination of Services” shall mean Participant’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

1.3    General. Each PSU represents the right to receive a number of Shares determined in accordance with Exhibit B if and when it vests. The PSUs shall not be treated as property or as a trust fund of any kind.

ARTICLE II.

GRANT OF PERFORMANCE STOCK UNITS

2.1    Grant of PSUs. In consideration of the Participant’s continued employment with or service to the Company or an Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Notice of Grant (the “Grant Date”), the Company granted the Participant the number of PSUs set forth in the Notice of Grant.

2.2    Company’s Obligation to Pay. Subject to and until the PSUs shall have vested in the manner set forth in Article II hereof, the Participant will have no right to payment of any such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3    Vesting Schedule. Subject to Section 2.4, the PSUs will vest and become nonforfeitable according to the vesting schedule set forth in the Grant Notice. Except as set forth in Section 2.4 and unless otherwise determined by the Administrator, employment or service for a portion, even a substantial portion, of the vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Services as provided in Section 2.5 below.

2.4    Change in Control Treatment; Acceleration. In the event of a Change in Control prior to the end of any Performance Period (as defined in Exhibit B), each Performance Period then in effect shall be shortened to end on the date of the Change in Control, and the Administrator will determine the Company’s Rank as of the date of the Change in Control, and the Achievement Factor for each such Performance Period shall be the greater of (i) 1.0 and (ii) the Achievement Factor based on actual performance. For the avoidance of doubt, the PSUs shall be subject to any accelerated vesting applicable to such PSUs set forth in the Employment Agreement or any other written agreement with the Company or any of its Affiliates to which the Participant is a party on the Grant Date.

2.5    Forfeiture, Termination and Cancellation upon Termination of Services. Subject to Section 2.4, upon the Participant’s Termination of Services prior to a Vesting Date for any reason, the PSUs subject to such Performance Period will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. In addition, any PSUs that do not vest in accordance with the Grant Notice and Exhibit B will be automatically forfeited, terminated and cancelled as of the Determination Date applicable to the 3-Year Performance Period without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6    Payment after Vesting.

(a)    On or before the tenth day following the Determination Date for each Performance Period, the Company shall deliver to the Participant that number of Shares, if any, issuable in respect of such Performance Period, as determined in accordance with the Grant Notice and Exhibit B. Notwithstanding the foregoing, to the extent permitted by Section 409A (as defined below), in the event Shares cannot be issued because of the failure to meet one or more of the conditions set forth in Sections 2.9(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with Sections 2.9(a), (b) and (c) hereof. In no event will the PSUs be settled in cash.

(b)    The Company or its Affiliates shall be entitled to require a cash payment (or to elect, or permit the Participant to elect, such other form of payment determined in accordance with Section 10.1 of the Plan) by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the PSUs or the issuance of Shares. In satisfaction of the foregoing requirement with respect to the PSUs or the issuance of Shares, unless otherwise determined by the Company, the Company or its Affiliates shall withhold Shares otherwise issuable in respect of the PSUs having a fair market value equal to the sums required to be withheld by federal, state and/or local tax law. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or enter any such Shares in book entry form unless and until the Participant or the Participant’s legal representative, as applicable, shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the PSUs or the issuance of Shares.

2.7    Rights as Stockholder. As a holder of PSUs the Participant is not, and does not have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights or voting rights, in respect of the PSUs and any Shares issuable upon vesting or settlement thereof unless and until such Shares shall have been issued by the Company to the Participant.

2.8    Dividends. The Participant shall be entitled to receive payments equal to any cash dividends and other distributions paid prior to the settlement of the PSUs with respect to that number of Shares issued following the vesting of the PSUs, such cash payment to be made at the same time that Shares are delivered to the Participant in respect of the PSUs. If any dividends or distributions are paid in Shares prior to the settlement of the PSUs, the number of PSUs shall be proportionately increased to reflect such Share dividend.

2.9    Conditions to Delivery of Shares. Subject to Section 13.1 of the Plan, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. Unless an applicable exemption otherwise applies to the Company or the Participant, as applicable, the Company shall not be required to issue or deliver any Shares deliverable hereunder prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges on which the Shares are then listed;

(b)    The completion of any registration or other qualification of such Shares under any state, federal or foreign law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state, federal or foreign governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The receipt by the Company of full payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and

(e)    The lapse of such reasonable period of time following a Vesting Date as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE III.

OTHER PROVISIONS

3.1    Grant is Not Transferable. The PSUs may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the PSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the PSUs will terminate immediately and will become null and void.

3.2    Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

3.3    Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, subject to any obligations of the Company under the Employment Agreement in connection with such discharge or termination and except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.

3.4    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.5    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.6    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the Participant’s prior written consent.

3.7    Successors and Assigns. The Company or any Affiliate may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and its Affiliates. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon the Participant and his heirs, executors, administrators, successors and assigns.

3.8    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.9    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Affiliates.

3.10    Entire Agreement. The Plan, the Grant Notice, the Employment Agreement and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Affiliates and the Participant with respect to the subject matter hereof.

3.11    Section 409A. The PSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that the PSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the PSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A, provided that no such amendments, policies, procedures or other alterations to this Agreement or the PSUs shall reduce the Participant’s originally-intended economic benefits.

3.12    Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

EXHIBIT B

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE CRITERIA AND MEASUREMENT

1.	Definitions.

For purposes of the charts, calculations and conditions below:

a.	“Company Percentile” means the absolute value of:

•

the quotient of (i) the Company’s Rank (as defined below), divided by (ii) the total number of companies in the TSR Index (including the Company, but after removal of any companies in accordance with the calculation of the Company’s Rank), expressed as a percentage;

•	minus 100%.

b.

“Ending Price” means the volume-weighted average price of one share of a company’s common stock on the applicable stock exchange during the 60 days immediately preceding the last day of the 2-Year Performance Period or the 3-Year Performance Period, as applicable.

c.	“Starting Price” means the volume-weighted average price of one share of a company’s common stock on the applicable stock exchange during the 60 days immediately preceding January 1, 2019

d.	“TSR” means, for the Company and each other company in the TSR Index, the quotient of (a) divided by (b), expressed as a percentage, where:

•

(a) equals the sum of (i) the Ending Price minus the Starting Price and (ii) the sum of all dividends paid on one share of the company’s common stock during the 2-Year Performance Period or 3-Year Performance Period, as applicable, provided that all dividends are treated as “reinvested” at the end of each calendar quarter; and

•	(b) equals the Starting Price.

e.

“TSR Index” means the following companies (subject to adjustment in accordance with the calculation of the Company’s Rank): KB Home; Meritage Homes; Hovnanian Enterprises; MDC Holdings; Beazer Homes USA; M/I Homes; Century Communities; LGI Homes; The New Home Company; TRI Pointe Group; Green Brick Partners; and Taylor Morrison.

2.

Performance Goal. The performance goal applicable to the PSUs will be the TSR of the Company relative to the companies in the TSR Index, as measured over the applicable Performance Period. Achievement of the performance goal will be determined by the percentile rank of the Company’s TSR relative to the TSR of each other company in the TSR Index (as expressed by the Company Percentile).

3.

Company’s Rank. The Company’s “Rank” will be determined by the Company’s position within the ranking of each company in the TSR Index (including the Company) in descending order based on their respective TSRs (with the highest TSR having a Rank of one). For purposes of developing the ordering provided in the immediately-preceding sentence, (A) any company that filed for bankruptcy protection under the United States Bankruptcy Code during the applicable performance period will be assigned the lowest order of any company in the TSR Index, and (B) any company that is acquired during the applicable Performance Period, or otherwise no longer listed on a national securities exchange at the end of the applicable Performance Period (other than the Company), will be removed from the TSR Index and will be excluded for purposes of ordering the companies in the TSR Index (and for purposes of calculating the Company Percentile).

4.

Performance Periods. There shall be two performance periods (each, a “Performance Period”) as follows: January 1, 2019 through December 31, 2020 (the “2-Year Performance Period”), January 1, 2019 through December 31, 2021 (the “3-Year Performance Period”).

5.

Achievement Factor. As soon as administratively practicable following the end of each Performance Period (and in any event no later than the first regularly scheduled meeting of the Compensation Committee of the Board following the end of each Performance Period), the Administrator shall determine the Company Percentile for such Performance Period and calculate the Achievement Factor (such date of determination, the “Determination Date”). For the purposes hereof, “Achievement Factor” shall mean the factor determined under the table below, based on the Company Percentile. Straight-line interpolation will be used to determine the Achievement Factor for any Company Percentile between Threshold Performance and Target Performance and between Target Performance and Maximum Performance. The Shares issuable in respect of the PSUs shall in no event exceed two times the Total Number of PSUs shown in the Grant Notice, and in the event the Company Percentile for the Performance Period is less than 35%, the Achievement Factor shall be zero.

Performance Level	Company Percentile for Performance Period	Achievement Factor

Below Threshold Performance	less than 35%	0.0

Threshold Performance	35%	0.5

Target Performance	60%	1.0

Maximum Performance	equals or exceeds 75%	2.0

EXHIBIT C

William Lyon Homes, Inc.

SEVERANCE AGREEMENT AND GENERAL RELEASE

In consideration of the benefits provided under Section 6.6.2 of the Employment Agreement by and among Matthew R. Zaist (“Executive”), William Lyon Homes, a Delaware Corporation (“Parent”), and William Lyon Homes, Inc. a California corporation, (the “Company”), to which this Severance Agreement and General Release (this “Agreement”) is Exhibit C (the “Employment Agreement”), Executive hereby agrees as follows:

1.    Relief from Duties. Executive is relieved of all job responsibilities and authority, effective                         , and resigns from any and all positions as an officer, director or employee of the Company or any parent, subsidiary or affiliate of the Company. Subject to the terms of the Employment Agreement, Executive will, on or before                         , return to the Company all files, records, keys, and any other property of the Company and its parents, subsidiaries and affiliates.

2.    Representation and Warranty. Executive represents to the Company that he or she is signing this Agreement voluntarily and with a full understanding of, and agreement with, its terms, for the purpose of receiving the payments and benefits set forth in Section 6.6.2 of the Employment Agreement, thereby resolving all claims between the parties arising out of his employment with, and the termination of his relationship with, the Company.

3.    Severance Benefits and Unemployment Claims. In reliance on Executive’s representations and releases in this Agreement, the Company will provide to Executive the payments and benefits set forth in Section 6.6.2 of the Employment Agreement at the times set forth therein. Should Executive file for unemployment insurance benefits, the Company agrees not to challenge Executive’s claim.

4.    No Other Payments or Benefits. Executive agrees that he is not entitled to receive, and will not claim, any payments or benefits other than what is expressly set forth in Sections 6.6.1 and 6.6.2 of the Employment Agreement and such other benefits which, by their terms, survive Executive’s termination of employment, and hereby expressly waives any right to additional payments or benefits.

5.    General Release by Executive. Subject to Section 6 below, Executive hereby releases and discharges forever the Company, and each of its parents, affiliates and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, related and affiliated companies and entities, shareholders, members, partners, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Executive Released Parties”), from and against all “Claims.” The “Claims” released herein include any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Executive now has or may hereafter have against the Executive Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to his employment by or service as a director to any of the Executive Released Parties, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other employee benefits; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s rights to terminate his employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Claims arising under: the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California Labor Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; Arizona Revised Statute 41-1461 et seq. (race, color, religion, sex, age, disability or national origin discrimination); Nevada Rev. Statute § 613.010 (Solicitation of Employees by Misrepresentation); Nevada Rev. Statute § 613.310 et seq. (race, color, religion, sex, sexual orientation, age, disability or national origin discrimination) or any other federal, state or local law.

6.    Exclusions from General Release. Notwithstanding the generality of the foregoing, Executive does not release the following claims and rights:

(a)	Executive’s rights to the benefits of Sections 6.6.1 and 6.6.2 of the Employment Agreement;

(b)	Executive’s rights as a shareholder, option holder, or holder of any other equity interests of Parent, the Company or any of their subsidiaries or affiliates;

(c)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(d)

claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(e)	any rights vested prior to the date of Executive’s termination of employment to benefits under any Company-sponsored retirement or welfare benefit plan;

(f)

Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Company’s or Parent’s articles, bylaws or other corporate governance documents, and/or to the protections of any director’ and officers’ liability policies of the Company or any of its affiliates; and

(g)	Executive’s rights under this Agreement and any other right that survives termination of the Employment Agreement or that may not be released by private agreement.

(collectively, the “Executive Unreleased Claims”).

7.    Rights Under the ADEA and Older Workers Benefit Protection Act. Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under the ADEA and that he is hereby advised of his rights under the Older Workers Benefit Protection Act. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties. Executive acknowledges that:

(a)	the consideration provided pursuant to Section 6.6.2 of the Employment Agreement is in addition to any consideration that he would otherwise be entitled to receive;

(b)	he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(c)	he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days, or forty-five (45) days if applicable, within which to consider it;

(d)

to the extent that Executive takes less than the twenty-one (21) day period, or forty-five (45) day period if applicable, to consider this Agreement prior to execution, Executive acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and

(e)

Executive is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date on which he executes the release and that the release shall not become effective or enforceable until the calendar day immediately following the expiration of the seven (7) day revocation period. Executive further understands that he shall relinquish any right he has to the consideration specified in Section 6.6.2 of the Employment Agreement if he exercises his right to revoke this Agreement. Notice of revocation must be made in writing, signed by Executive, and must be received by the Company, at 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660 Attn: Corporate Human Resources, no later than 5:00 p.m. (Pacific Time) on the seventh (7th) calendar day immediately following the date on which Executive executes this Agreement.

8.    Unknown Claims. It is further understood and agreed that Executive waives all rights under Section 1542 of the California Civil Code (“Section 1542”) and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Executive Unreleased Claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims (other than the Executive Unreleased Claims) which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such Claims.

9.    Covenant Not To Sue. Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein (a “Released Claim”), nor shall Executive participate, assist or cooperate in any Released Claim, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties acknowledge that this Agreement will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Released Claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

10.    No Assignment. Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim which he may have against the Executive Released Parties, or any of them.

11.    Indemnification of Executive Released Parties. Executive agrees to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Released Claims; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Released Claims; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws or to Executive’s right to enforce any obligations under this Agreement (or that are otherwise preserved by this Agreement), and any right of the Executive Released Parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.

12.    Entire Agreement/No Oral Modification. This Agreement (together with the applicable provisions of the Employment Agreement) contains all of the terms, promises, representations, and understandings made between the parties with respect to the subject matter hereof. Executive agrees that no promises, representations, or inducements have been made to him/her that caused him/her to sign this Agreement other than those set forth in this Agreement. This Agreement does not supersede Executives obligations under Article 7 of the Employment Agreement or any other agreement concerning the assignment, use or disclosure of confidential information or intellectual property.

13.    No Oral Modification/Waiver. This Agreement may be modified only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.    Truthful Testimony; Notice of Request for Testimony. Nothing in this Agreement is intended to or shall preclude Executive from providing testimony that he reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit Executive from providing candid statements that he or she reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization. In addition, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

15.    Choice of Law and Forum. This Agreement shall be interpreted in accordance with the laws of the State of California, and any dispute arising under this Agreement shall be subject to arbitration in accordance with Article 8 of the Employment Agreement.

16.    Timely Execution and Return of Agreement. To receive the payments and benefits as stated in Section 6.6.2 of the Employment Agreement, this signed document must be delivered to the Company not later than [                        (    )] days after the Company’s delivery of this Agreement to Executive, in each case pursuant to the notice and delivery requirements set forth in the Employment Agreement. Should Executive have any questions, he should contact Corporate Human Resources at (949) 476-5440.

DATED:
Matthew R. Zaist

WILLIAM LYON HOMES, INC.

DATED:	By:
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